Exhibit 99

Respironics Appoints John L. Miclot President and Chief Executive Officer

To Succeed James W. Liken. Liken to Assume Vice Chairman Role.

Murrysville, Pa, October 2, 2003—The Board of Directors of Respironics, Inc. (NASDAQ/NMS Symbol: RESP) today announced the appointment of John L. Miclot to the position of President and CEO effective December 1, 2003. Miclot has most recently held the position of Chief Strategic Officer of Respironics and previously served as President of the Homecare Division for three and a half years. He succeeds James W. Liken who has been President and CEO since August of 1999. Liken will assume the newly created role of Vice Chairman of Respironics.

Liken said the appointment of John Miclot as President and Chief Executive Officer is the result of a succession plan that the Board of Directors and he have been working on for the past several years.

“John has done an outstanding job in his various leadership roles since joining Respironics in 1998. He has over two decades of experience in the medical device industry, and has a proven track record of leading successful market-driven strategies,” said Liken. “John is an enthusiastic and talented leader, and I am confident that the breadth and depth of his experiences in the medical device industry combined with his leadership style will enable him to successfully lead Respironics in the next phase of the company’s growth.”

“It is extremely gratifying to be given the opportunity to lead this company into the future and I look forward to working with the management team to further build on our history of success,” Miclot said. “I want to thank the Board of Directors and Jim for their confidence and for the opportunity they have given me to lead the company into the future.”

Miclot said the current senior management team will remain, led by Craig Reynolds as Chief Operating Officer and Dan Bevevino as Chief Financial Officer.

“Both Craig and Dan have been instrumental in the success of this company for many, many years and I’m fortunate to have them leading such a strong senior management team,” said Miclot. “Equally, I believe that the management teams we have in place directing our divisions are well equipped to assure our continued success. I look forward to working with these talented individuals and all of Respironics’ associates to execute and expand Respironics’ strategic leadership in the sleep and respiratory marketplaces.”

Commenting on the transition, Respironics founder and Chairman of the Board, Gerald McGinnis said that Liken has done a remarkable job leading Respironics during his tenure as President and CEO over the past four years.

“Jim has provided clear direction, created an energy and vibrancy among our associates worldwide, and has built a culture of success that has led the company through 15 consecutive quarters of sales and profit growth. We look forward to his continued contributions on our Board as Vice Chairman,” McGinnis said. “During this same four year period, John Miclot has had significant impact on our success as President of the Homecare Division and then as Chief Strategic Officer. During the last year, John has built a strategic framework for the company that will enable Respironics to implement its initiatives well into the future.

The Board has been highly involved with Jim in this succession planning process and is committed to John Miclot and the current management team. We are very fortunate to have an individual with John’s leadership skills, industry knowledge and vision to succeed Jim,” McGinnis added.

John Miclot has over 20 years experience in the medical device industry. He joined Respironics in 1998 as Group Vice President—Sleep Disorders. He was appointed Senior Vice President Sales, Marketing and Manufacturing, then to the position of President of the Homecare Division, the company’s largest division, and finally to Chief Strategic Officer, a post he assumed in November of 2002. He was appointed a member of Respironics Board of Directors in May 2003.

Prior to joining Respironics, Miclot served as Senior Vice President, Sales and Marketing with Healthdyne Technologies, which was acquired by Respironics in February 1998. His career history includes experience in both the homecare and hospital markets from positions with companies such as Baxter International, Ohmeda/BOC and Medex, where he assumed roles of increasing responsibility in a variety of functional areas. His professional experiences span various aspects of sales and marketing, operations, research and development and strategic planning both domestically and internationally.

The company will host a conference call today at 4:30 PM Eastern Time to discuss the new appointments. Additionally the company will host its normal quarterly earnings call on Thursday, October 23, 2003, where it expects to report results in line with previous guidance and current analysts’ estimates.

Respironics, the global resource in the respiratory medical device industry, provides innovative and unique programs to health care providers while helping them to grow and manage their business efficiently and to clinicians seeking the best products and services to enhance the quality of patient care. The company’s focus is on home care, hospital and international markets, providing programs that manage sleep-disordered breathing, chronic respiratory diseases, asthma, allergies and sinusitis, infant jaundice and apnea, heart failure and restrictive lung disorders. Globally positioned, the company employs more than 2,700 individuals worldwide and has manufacturing facilities in several domestic and international locations. Further information on Respironics can be found on its Web site: www.respironics.com.

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This document contains forward-looking statements, including statements relating to developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and acceptance of the company’s products and Power Program™, new product development, anticipated cost savings and regulatory requirements, which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.